SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2008

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 6, 2008, the Board of Directors of AtriCure, Inc. (“the Company”) appointed Mark A. Collar as a director of the Company, effective February 6, 2008, to serve until the 2008 annual meeting of stockholders of the Company.

In connection with his appointment, Mr. Collar has been granted the same compensation as other non-employee directors, including an option to purchase 50,000 shares of the Company’s common stock and an option to purchase 10,000 shares of the Company’s common at each annual meeting of stockholders, provided he has been a director for at least six months. These options have been and will be granted at an exercise price equal to the fair market value on the date of grant. The initial option grant has a term of ten years and vests one-fourth on each anniversary of the date of grant. Subsequent option grants generally have a three-year vesting schedule. Mr. Collar will receive an annual retainer of $20,000 plus $1,500 for each in-person meeting attended and $500 for participation in a meeting via telephone. If Mr. Collar serves on a Committee, as a non-chairperson member, he will also receive $750 for each in-person meeting attended and $350 for participation in a Committee meeting via telephone. Additionally, he will be entitled to reimbursement for all out-of-pocket expenses related to his services as a director.

The Company issued a press release on February 7, 2008 announcing Mr. Collar’s appointment, a copy of which is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
99.1	Press Release of AtriCure, Inc. dated as of February 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

By:	/s/ Julie A. Piton
Julie A. Piton
Vice President and Chief Financial Officer

Dated: February 7, 2008

EXHIBIT LIST

No.	Description
99.1	Press Release of AtriCure, Inc. dated as of February 7, 2008.